Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture (this “First Supplemental Indenture”), dated as of June 3, 2026, is entered into between Universal Insurance Holdings, Inc., a Delaware corporation (the “Company”), and UMB Bank National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed and delivered the Indenture, dated as of November 23, 2021 (the “Base Indenture”), providing for the issuance of the Company’s 5.625% Senior Unsecured Notes due 2026 (the “Notes”);

WHEREAS, Section 8.02 of the Base Indenture provides that, with the consent of the holders of not less than a majority in principal amount of the Outstanding Notes, the Company and the Trustee may enter into one or more supplemental indentures to add any provisions to, or change in any manner or eliminate any of the provisions of, the Base Indenture or modify in any manner the rights of the holders of the Notes thereunder;

WHEREAS, the holders of not less than a majority in principal amount of the Outstanding Notes have consented to the amendments to the Base Indenture set forth herein pursuant to the Holders’ Consent, dated as of June 1, 2026 (the “Holders’ Consent”);

WHEREAS, the Company has delivered to the Trustee the Holders’ Consent evidencing the consent of holders of not less than a majority in principal amount of the Outstanding Notes to the amendments set forth herein, together with a Company Order directing the Trustee to execute and deliver this First Supplemental Indenture;

WHEREAS, the Company has requested the Trustee to join with it in entering into this First Supplemental Indenture for the purpose of amending the Indenture as set forth herein, as permitted by Section 8.02 of the Indenture; and

WHEREAS, pursuant to Section 8.03 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.	Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Base Indenture.

2.	Amendment.

a.	Amendment to Section 10.04. Section 10.04 of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“Section 10.04 Notice of Redemption.

Notice of redemption will be given in the manner provided in Section 1.05 not less than five (5) nor more than sixty (60) days prior to the Redemption Date to the Holders of Notes to be redeemed. Failure to give notice by delivering in the manner herein provided to the Holder of any Notes designated for redemption as a whole or in part, or any defect in the notice to any such Holder, will not affect the validity of the proceedings for the redemption of any other Notes or portions thereof.

Notwithstanding anything in this Indenture to the contrary, notice of any redemption of the Notes may, at the Company’s discretion, be given subject to the satisfaction of one or more conditions precedent to such redemption, including, but not limited to, completion of a related corporate transaction. For purposes of this paragraph, a “corporate transaction” includes, without limitation, (i) an offering of debt securities or other indebtedness, including any transaction intended to refinance or replace the Notes, (ii) an exchange offer for the Notes, (iii) an equity offering, or (iv) a merger, consolidation or sale of all or substantially all of the assets of the Company. If such redemption is subject to satisfaction of one or more conditions precedent, the Redemption Date may, at the Company’s discretion, be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. The Company shall provide written notice of any such delay or rescission to the Trustee no later than 10:00 a.m., New York, New York time, on the Redemption Date. Upon receipt of such notice, the Redemption Date shall be automatically delayed or such notice of redemption shall be automatically rescinded and cancelled, as applicable, as provided in such notice. Upon receipt of such notice, the Trustee shall promptly notify the Holders of the Notes in the manner provided in Section 1.05.

Any notice that is delivered to the Holder of any Notes in the manner herein provided will be conclusively presumed to have been duly given, whether or not such Holder receives the notice.

All notices of redemption will state:

(1)	the Redemption Date,

(2)	the Redemption Price,

(3)	if less than all Outstanding Notes are to be redeemed, the identification (and, in the case of partial redemption, the principal amount) of the particular Note or Notes to be redeemed,

(4)

that, in case any Note is to be redeemed in part only, on and after the Redemption Date, upon surrender of such Note, the Holder of such Note will receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,

(5)

that, on the Redemption Date, the Redemption Price will become due and payable upon each such Note or portion thereof to be redeemed, together (if applicable) with accrued and unpaid interest and Additional Interest, if any, thereon (subject, if applicable, to the provisos to the first paragraph of Section 10.06), and, if applicable, that interest thereon will cease to accrue on and after said date,

(6)	the place or places where such Notes are to be surrendered for payment of the Redemption Price and any accrued interest pertaining thereto,

(7)	the section hereunder providing for such redemption, and

(8)

if such redemption is subject to the satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), such redemption may not occur and such notice may be rescinded in the event that any or all of such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed.

The Notice of Redemption shall include the “CUSIP” number reference numbers of such Notes, if any (or any other numbers used by a Depositary to identify such Notes).

Notice of redemption of Notes to be redeemed at the election of the Company will be given by the Company or, at the Company’s request, delivered at least 10 days before the date such notice is to be given (unless a shorter period will be acceptable to the Trustee) by the Trustee in the name and at the expense of the Company.”

3.

Effect and Operation of Supplemental Indenture. This First Supplemental Indenture shall be effective and binding immediately upon its execution by the Company and the Trustee, and thereupon this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. Except as modified and amended by this First Supplemental Indenture, all provisions of the Base Indenture and the Notes shall remain in full force and effect.

4.

Indenture and First Supplemental Indenture Construed Together. This First Supplemental Indenture is an indenture supplemental to, and in implementation of, the Base Indenture, and the Base Indenture and this Supplemental Indenture shall henceforth be read and construed together.

5.

Governing Law. This First Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said State (without reference to principles of conflicts of law).

6.

Counterparts. This First Supplemental Indenture may be executed in several counterparts, each of which will be an original and all of which will constitute but one and the same instrument. Any facsimile or electronically transmitted copies hereof or signature hereon will, for all purposes, be deemed originals. Unless otherwise provided herein or in any other related document, the words “execute,” “execution,” “signed” and “signature,” and words of similar import used in or related to any document to be signed in connection with this First Supplemental Indenture, any other related document or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications), shall be deemed to include electronic signatures via DocuSign and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act, provided that, notwithstanding anything herein to the contrary, the Trustee may conclusively rely upon any such electronic signature, shall in no instance be responsible for determining if any such electronic signature is permitted by applicable law nor be liable for any loss or damages resulting from its reliance upon the same electronic signature and is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by such Trustee pursuant to procedures approved by the Trustee.

7.

Severability. In case any provision in this Supplemental Indenture, the Base Indenture as supplemented or any Note will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not, to the fullest extent permitted by law, in any way be affected or impaired thereby.

8.	Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

9.

The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

UNIVERSAL INSURANCE HOLDINGS, INC.

By:	/s/ Arash Soleimani
Name: Arash Soleimani
Title: Chief Strategy Officer

UMB BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ James Henry
Name: James Henry
Title: Vice President

[Signature Page to the First Supplemental Indenture]